UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 1, 2004 (November 1, 2004)

Axtive Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-20995	13-3778895
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5001 LBJ Freeway, Suite 275, Dallas, Texas	75244
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 560-6328

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

Pursuant to a Subscription and Securities Purchase Agreement, dated February 26, 2004, we agreed to sell a total of 39,375,641 shares of our common stock at a purchase price of $.07687 per share to existing investors in a private offering. We issued 23,459,087 of these shares on February 26, 2004 and 571,090 of these shares on March 5, 2004. Pursuant to the terms of the February 2004 Purchase Agreement, B/K Venture Capital, LLP and Sandera Partners, L.P. agreed to purchase the additional 15,345,464 shares of common stock on a monthly basis, in varying amounts, from March 2004 to November 2004.

The additional purchases by B/K Venture Capital, LLP and Sandera Partners, L.P. were established as contractual commitments subject only to our delivery of an appropriate officers’ certificate on the scheduled closing date, or other mutually agreed date, which would reaffirm our representations and warranties, fulfillment of customary conditions to closing, and performance of covenants. From March 26, 2004 through August 11, 2004, we issued an additional 9,529,001 shares of our common stock to B/K Venture Capital, LLP and Sandera Partners, L.P.

On November 1, 2004, we issued an additional 4,362,852 shares to B/K Venture Capital, LLP and Sandera Partners, L.P. pursuant to the contractual commitments for monthly purchases with respect to August, September, and October 2004. We received additional gross proceeds of $335,375 in connection with these purchases, all of which will be used for working capital and general corporate purposes.

We paid no commissions in connection with issuance of the shares of common stock issued pursuant to the February 2004 Purchase Agreement. The shares of common stock were issued by the Company in reliance upon an exemption from registration pursuant to Rule 506 of Regulation D under Section 4(2) of the Securities Act. A Form D was filed with the SEC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXTIVE CORPORATION

Date: November 1, 2004	By:	/s/ GRAHAM C. BEACHUM III
Graham C. Beachum III
President and Chief Operating Officer

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